EX-99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Goldman Sachs Real Estate Diversified Income Fund (the “Fund”) of our report dated November 27, 2020, relating to the financial statements and financial highlights of the Fund, which appear in the Fund’s Annual Report on Form N-CSR for the period ended September 30, 2020. We also consent to the references to us under the headings “Prospectus Summary – Auditors”, “Financial Statements”, “Other Service Providers – Auditors”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 29, 2021